UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2016

Independence Contract Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11601 North Galayda Street

Houston, TX 77086

(Address of principal executive offices)

(281) 598-1230

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 14, 2016, Independence Contract Drilling, Inc. (the “Company”) entered into a Fourth Amendment to the Amended and Restated Credit Agreement dated as of November 5, 2014 (the “Fourth Amendment”), by and among ICD, the Lenders and CIT, as Administrative Agent, as amended by (i) that certain First Amendment to Amended and Restated Credit Agreement, dated March 4, 2015; (ii) that certain Second Amendment to Amended and Restated Credit Agreement, dated April 17, 2015; and (iii) that certain Third Amendment to Amended and Restated Credit Agreement dated October 20, 2015 (as so amended, and as otherwise amended, supplemented, revised, restated or otherwise modified from time to time, the “Credit Agreement”).

Among other things, the Fourth Amendment (a) decreases the aggregate amount of commitments under the Credit Agreement from $125 million to $85 million, but maintains the $25 million uncommitted accordion feature pursuant to which commitments may be increased in the future; (b) amends the Leverage Ratio and Rig Utilization covenants as described below; (c) amends the advance rate on Eligible Equipment for purposes of calculating the borrowing base; (d) increases interest rates by 50 basis points beginning September 30, 2016, unless the Company elects to raise $10M of additional capital by such date; and (e) adds a springing covenant associated with capital expenditures consistent with the Company’s previously announced capital plans as described below.

The Fourth Amendment modifies the Leverage Ratio covenant (defined as Net Funded Debt to EBITDA) to provide as follows as of the following dates:

•	March 31, 2016: 3.75

•	June 30, 2016: 4.00

•	September 30, 2016: 4.25

•	December 31, 2016: 4.50

•	March 31, 2017: 4.50

•	June 30, 2017: 4.50

•	September 30, 2017: 4.00

•	December 31, 2017 and thereafter: 3.00

Under the Credit Agreement, as amended, for purposes of calculating EBITDA, non-cash stock-based compensation is added back to EBITDA as well as up to $2.0 million per year of previously capitalized construction costs that may be incurred in 2016 and 2017. At March 31, 2016, the Company’s calculated leverage ratio under this covenant was approximately 1.8x.

The Fourth Amendment modifies the Rig Utilization Ratio covenant to provide for 60% utilization through June 30, 2017, and 70% for the remainder of 2017. For purposes of calculating the Rig Utilization Ratio, the Credit Agreement continues to exclude decommissioned rigs, rigs under repair or construction, and rigs never included in the Credit Facility borrowing base for purposes of calculating the Rig Utilization Ratio. At March 31, 2016, the Company’s calculated utilization under this covenant was approximately 86%.

The Fourth Amendment modifies the advance rate on eligible equipment for purposes of calculating the borrowing base under the credit facility so that it remains at 72.5% throughout 2016 and begins declining 1.25% per quarter thereafter.

The Fourth Amendment adds a springing covenant that limits capital expenditures in each of 2016 and 2017 to $10 million. The covenant only applies when the Company’s rig utilization covenant percentage falls below 80%, thus the Company does not expect this covenant to be applicable when it elects to restart its newbuild program. The permitted capital expenditure basket under the covenant may be increased for rig upgrades associated with new contracts or extensions or renewals of existing contracts, subject to administrative agent approval, as well as in the event of equity capital raises.

The Fourth Amendment reduces the requirement for a mandatory lockbox trigger from $15 million of availability under the credit facility to $10 million of availability under the Credit Facility.

The Fourth Amendment provides that the interest rate under the Credit Facility increases by 50 basis points beginning September 30, 2016; however, the increase will not be applicable if the Company elects to raise at least $10 million of additional equity capital prior to such date.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Fourth Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Fourth Amendment to the Amended and Restated Credit Agreement dated as of April 14, 2016, by and among ICD, the Lenders and CIT, as Administrative Agent, as amended by (i) that certain First Amendment to Amended and Restated Credit Agreement, dated March 4, 2015; (ii) that certain Second Amendment to Amended and Restated Credit Agreement, dated April 17, 2015; and (iii) that certain Third Amendment to Amended and Restated Credit Agreement, dated October 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: April 14, 2016	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amendment to the Amended and Restated Credit Agreement dated as of April 4, 2016, by and among ICD, the Lenders and CIT, as Administrative Agent, as amended by (i) that certain First Amendment to Amended and Restated Credit Agreement, dated March 4, 2015 and (ii) that certain Second Amendment to Amended and Restated Credit Agreement, dated April 17, 2015; and (iii) that certain Third Amendment to Amended and Restated Credit Agreement, dated October 20, 2015.